Exhibit 99.1

ATLAS FINANCIAL HOLDINGS ANNOUNCES 2012 FOURTH QUARTER
AND YEAR END FINANCIAL RESULTS

Company to Hold Conference Call This Morning (March 18, 2013) at 8:30 a.m. ET

2012 Highlights (comparisons are to 2011 unless otherwise noted):

•	Gross premium written increased by 31.0%

•	Core commercial auto lines gross premium written increased 169.0%, with a significant portion from excess taxi program

•	Actively distributed core products in 31 states during the year ended December 31, 2012

•	Combined ratio improved by 29 percentage points to 102.4%

•	Underwriting results improved by $10.3 million

•	Net income was $3.2 million, compared to a loss of $2.5 million

•	Basic and diluted earnings per common share was $0.38, net of accounting treatment for preferred shares

•	Book value per diluted common share on December 31, 2012 was $6.55, compared to $6.09 at December 31, 2011

Fourth Quarter 2012 Highlights (comparisons are to fourth quarter 2011 unless otherwise noted):

•	Gross premium written increased by 17.8%, which included an increase of 121.7% in Atlas' core commercial auto business

•	Combined ratio improved by 72.2% to 97.5%

•	Underwriting results improved by $6.6 million

•	Net income was $1.2 million, compared to a loss of $3.0 million

•	Diluted earnings per common share was $0.15, net of accounting treatment for preferred shares

Subsequent Operating Highlights

•	Completed the Company's previously announced acquisition of Gateway Insurance Company (“Gateway”) in January 2013, greatly expanding Atlas' geographic presence

•	In February 2013, Atlas successfully completed its US IPO, culminating in the Company becoming listed on NASDAQ under the symbol AFH.

Chicago, Illinois (March 18, 2013) - Atlas Financial Holdings, Inc. (NASDAQ: AFH; TSX.V: AFH) ("Atlas" or the "Company") today reported its financial results for the fourth quarter and year ended December 31, 2012.

Management Comments
Scott D. Wollney, Atlas' President & CEO stated, “The last several months have been a landmark period in our Company's history, as we closed our acquisition of Gateway, successfully completed our U.S. Initial Public Offering, and began trading on NASDAQ. We were pleased with our growth and profitability during the quarter and year and believe that Atlas is well-positioned and capitalized to continue to build our strong market position in the commercial auto insurance sector. Our 2012 results included significant improvement in our combined ratio and net income of $3.2 million. Gross premium written from Atlas' commercial automobile lines was $50.5 million in 2012, representing a 169.0% increase relative to 2011. With 100% of our resources focused on organic growth and strategic acquisitions in our core lines, we plan to maximize the benefits to all stakeholders in what increasingly appears to be a hardening insurance market.”

2012 Financial and Operational Review

•
Growth: At the time of Atlas' going public transaction, the Company committed to a strategic focus on specialty commercial automobile lines of insurance. Our successful winding down of other insurance lines in 2011coupled with expansion of the Company's multi-state retail agent focused distribution channel now enables us to devote our resources to the core lines of business. Atlas' transition to a focused growth strategy in the second half of 2012 successfully generated more business from both new and existing agents as the Company leveraged its strong position in key markets to grow core products.

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Net Income: Atlas earned $3.2 million during the year ended December 31, 2012, or basic and diluted earnings per common share of $0.38, compared to a net loss of $2.5 million, or basic and diluted loss per common share of $0.54, during the year ended December 31, 2011.

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Gross Premium Written: Gross premium written from commercial automobile policies was $50.5 million, representing a 169.0% increase relative to the year ended December 31, 2011. In the second half of 2012, Atlas' total gross premiums written were $34.1 million compared to $21.0 million in the first half. As a percentage of Atlas' subsidiaries total book of business, commercial auto gross premiums written now represent 92% in 2012, compared to 45% for the prior year period.

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Loss and Combined Ratio: The loss ratio relating to the claims incurred in the year ended December 31, 2012 was 68.6% compared to 81.1% in the year ended December 31, 2011. This improved loss ratio in combination with steps we took to lower our underwriting expense ratio produced a combined ratio of 102.4% for 2012, compared to 131.4% in 2011.

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Underwriting Results: Underwriting results in 2012 improved by $10.3 million versus the year ended December 31, 2011, in part due to the Company's shift away from non-core lines of business (primarily non-standard private passenger automobile insurance products) and the Company's initiatives to reduce underwriting expenses. These results also benefitted from an increased volume of business where policyholders maintain larger self-insured retentions, which the Company expects to generate a lower loss ratio than business with lower deductibles.

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Book Value: Book value increased by $0.46 per basic and diluted common share during the year. Book value per diluted common share on December 31, 2012 was $6.55, compared to $6.09 at December 31, 2011.

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Deferred Tax Assets: The Company was able to utilize deferred tax assets to offset tax liability related to earnings and maintains additional deferred tax assets valued at $1.33 per fully diluted common share which are fully allowed for at this time but may be used in the future, subject to tax laws.

Fourth Quarter 2012 Financial Review

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Net Income: Atlas reported net income of $1.2 million, or diluted earnings per common share of $0.15, during the three month period ended December 31, 2012, compared to losses of $3.0 million, or basic and diluted loss per common share of $0.53, during the three month period ended December 31, 2011.

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Gross Premium Written: In the three month period ended December 31, 2012, gross premium written from commercial automobile was $9.5 million, representing a 121.7% increase relative to the three month period ended December 31, 2011.

•
Loss and Combined Ratio: The Company's loss ratio improved to 67.7% compared to a loss ratio of 92.5% for the prior year quarter. Atlas' combined ratio improved for the three month period ended December 31, 2012 to 97.5%, compared to 169.7% for the corresponding prior year period.

•	Underwriting Results: Underwriting results improved by $6.6 million compared to the three month period ended December 31, 2011.

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Losses and loss adjustment expense ratio	67.7%	92.5%	68.6%	81.1%
Underwriting expense ratio	29.8%	77.2%	33.8%	50.3%
Combined ratio	97.5%	169.7%	102.4%	131.4%

Balance Sheet/Investment Overview

•	Cash and Invested Assets: Cash and invested assets as of the year ended December 31, 2012 totaled $120.8 million, consisting primarily of fixed income securities.

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Investment Strategy: Atlas aligns its securities portfolio to support the liabilities and operating cash needs of the insurance subsidiaries, to preserve capital and to generate investment returns. Atlas invests predominantly in corporate and government bonds with relatively short durations that correlate with the payout patterns of Atlas' claims liabilities. For 2012, the Company's average duration on its portfolio was 3.6 years.

•	Investment Income: During the year ended December 31, 2012, Atlas reported investment income and other revenues of $3.9 million, of which $1.4 million was recognized as realized gains.

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Investment Yield: The investment income and other revenues generated by the investment portfolio resulted in a 3.2% annual yield for 2012. A portion of this yield relates to capital gains. Excluding the effect of these capital gains the annual investment yield for the year was 2.0%.

Conference Call Details
Date / Time:            Monday, March 18, 2013 - 8:30 a.m. ET
Participant Dial-In Numbers:     800-593-0693

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode "Atlas". Questions will be taken at the end of the call.

Following the call, a webcast will be made available and can be accessed through the Company's website at www.atlas-fin.com/atlas_investor_relations.html.

About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the "light" commercial automobile sector including taxi cabs, non-emergency paratransit, limousine/livery and business auto. The business of Atlas is carried on through its insurance subsidiaries American Country Insurance Company and American Service Insurance Company, Inc. Atlas' insurance subsidiaries have decades of experience with a commitment to always being an industry leader in these specialized areas of insurance. On January 2, 2013, Atlas acquired a third insurance subsidiary, Gateway Insurance Company.

For more information about Atlas, please visit www.atlas-fin.com.

Financial Information
Atlas' financial statements reflect consolidated results of Atlas' subsidiaries: American Insurance Acquisition Inc., American Country Insurance Company and American Service Insurance Company, Inc. Additional information about Atlas, including a copy of Atlas' 2012 Form 10-K financial statements and Management Discussion & Analysis, can be accessed on the Canadian Securities Administrators' website at www.sedar.com, via the U.S. Securities and Exchange Commission internet site at www.sec.gov or through Atlas' website at www.atlas-fin.com.

Forward-Looking Statements:
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words "anticipate", "expect", "believe", "may", "should", "estimate", "project", "outlook", "forecast" or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company's 2012 Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:
At the Company                            Investor Relations
Atlas Financial Holdings, Inc.                         The Equity Group Inc.
Scott Wollney, CEO                            Adam Prior, Senior Vice President
Phone: 847-700-8600                                   212-836-9606
swollney@atlas-fin.com                            aprior@equityny.com
www.atlas-fin.com                            www.theequitygroup.com

Terry Downs, Associate
212-836-9615
tdowns@equityny.com

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